Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Everi Holdings Inc.
Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-235347) and Form S-8 (Nos. 333-131904, 333-140878, 333-149496, 333-157512, 333-165264, 333-172358, 333-187199, 333-197860, 333-202798, 333-218302, and 333-256298) of Everi Holdings Inc. and subsidiaries of our reports dated March 1, 2022, relating to the consolidated financial statements, and the effectiveness of Everi Holdings Inc. and subsidiaries’ internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

Las Vegas, Nevada
March 1, 2022